

                                                                                                 ------------------------------
                                              UNITED STATES                                               OMB APPROVAL
                                   SECURITIES AND EXCHANGE COMMISSION                            ------------------------------
                                         Washington, D.C. 20549                                  ------------------------------
                                                                                                 OMB Number     3235-0145
                                                                                                 ------------------------------
                                                                                                 Expires:   December 31, 2005
                                                                                                 Estimated average burden
                                                                                                 ------------------------------
                                                                                                 hours per response . . . 11
                                                                                                 ------------------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.1)


                                   Cache Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   127150308
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [x]       Rule 13d-1(b)

                  Rule 13d-1(c)

                  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               PAGE 1 OF 10 PAGES

-----------------------------------------                                        --------------------------------------
CUSIP No.                                                  13G                   Page  2  of  10  Pages
-----------------------------------------                                        --------------------------------------

-----------------------------------------------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           Manulife Financial Corporation
-----------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A
-----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Canada
-----------------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-
                       ------------------------------------------------------------------------------------------------
    Number of          6     SHARED VOTING POWER
      Shares
   Beneficially              -0-
     Owned by          ------------------------------------------------------------------------------------------------
       Each            7     SOLE DISPOSITIVE POWER
    Reporting
      Person                 -0-
       With            ------------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-
-----------------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiaries, MFC
           Global Investment Management (U.S.A.) Limited, Independence
           Investments, LLC and John Hancock Advisers, LLC.
-----------------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
-----------------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above
-----------------------------------------------------------------------------------------------------------------------
  12       TYPE OF REPORTING PERSON*

           HC
-----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 2 OF 10 PAGES

-----------------------------------------                                        --------------------------------------
CUSIP No.                                                  13G                   Page  3  of  10  Pages
-----------------------------------------                                        --------------------------------------

-----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           MFC Global Investment Management (U.S.A.) Limited
-----------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A
-----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Canada
-----------------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-
                       ------------------------------------------------------------------------------------------------
    Number of          6     SHARED VOTING POWER
      Shares
   Beneficially              3,129
     Owned by          ------------------------------------------------------------------------------------------------
       Each            7     SOLE DISPOSITIVE POWER
    Reporting
      Person                 -0-
       With            ------------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             3,129
-----------------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,129
-----------------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
-----------------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .019%
-----------------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA
-----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 3 OF 10 PAGES

-----------------------------------------                                        --------------------------------------
CUSIP No.                                                  13G                   Page  4  of  10  Pages
-----------------------------------------                                        --------------------------------------

-----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           Independence Investments, LLC
-----------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A
-----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-----------------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             198,900
                       ------------------------------------------------------------------------------------------------
    Number of          6     SHARED VOTING POWER
      Shares
   Beneficially              -0-
     Owned by          ------------------------------------------------------------------------------------------------
       Each            7     SOLE DISPOSITIVE POWER
    Reporting
      Person                 198,900
       With            ------------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-
-----------------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           198,900
-----------------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
-----------------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.26%
-----------------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA
-----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 4 OF 10 PAGES

-----------------------------------------                                        --------------------------------------
CUSIP No.                                                  13G                   Page  5  of  10  Pages
-----------------------------------------                                        --------------------------------------

-----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Advisers, LLC
-----------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A
-----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-----------------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             138,500
                       ------------------------------------------------------------------------------------------------
    Number of          6     SHARED VOTING POWER
      Shares
   Beneficially              -0-
     Owned by          ------------------------------------------------------------------------------------------------
       Each            7     SOLE DISPOSITIVE POWER
    Reporting
      Person                 138,500
       With            ------------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-
-----------------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           138,500
-----------------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
-----------------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .87%
-----------------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA
-----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 5 OF 10 PAGES

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

         Item 1(a)    Name of Issuer:
                      ---------------
                      Cache Inc.

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      ------------------------------------------------
                      1440 Broadway
                      New York, NY 10018

         Item 2(a)    Name of Person Filing:
                      ----------------------
                      This filing is made on behalf of Manulife Financial Corporation ("MFC"), and MFC's indirect, wholly-owned subsidiaries, MFC Global Investment Management (U.S.A.) Limited ("MFC Global"), Independence Investments, LLC ("IIA") and John Hancock Advisers, LLC ("JHA").

         Item 2(b)    Address of the Principal Offices:
                      ---------------------------------
                      The principal business offices of MFC and MFC Global are located at 200 Bloor Street, East, Toronto, Ontario, Canada, M4W 1E5; IIA is located at 53 State Street, Boston, MA 02109 and JHA is located at 601 Congress Street, Boston, Massachusetts 02210.

         Item 2(c)    Citizenship:
                      ------------
                      MFC and MFC Global are organized and exist under the laws of Canada. IIA and JHA were organized and exist under the laws of the State of Delaware.

         Item 2(d)    Title of Class of Securities:
                      -----------------------------
                      Common Stock

         Item 2(e)    CUSIP Number:
                      -------------
                      127150308

         Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                      MFC:        (g) (X) Parent Holding Company, in accordance
                                          with ss.240.13d-1(b)(ii)(G).

                      MFC Global: (e) (X) Investment Adviser registered under
                                          ss.203 of the Investment Advisers Act
                                          of 1940.

                      IIA:        (e) (X) Investment Adviser registered under
                                          ss.203 of the Investment Advisers Act
                                          of 1940.

                      JHA:        (e) (X) Investment Adviser registered under
                                          ss.203 of the Investment Advisers Act
                                          of 1940.

         Item 4       Ownership:
                      ----------

                      (a) Amount Beneficially Owned: MFC Global has indirect beneficial ownership of 3,129 shares of Common Stock, IIA has indirect beneficial ownership of 198,900 shares of Common Stock and JHA has indirect beneficial ownership of 138,500 shares of Common Stock. Through its parent-subsidiary relationship to MFC Global, IIA and JHA, MFC may be deemed to have indirect, beneficial ownership all of the shares held by these entities.

                               PAGE 6 OF 10 PAGES

                      (b) Percent of Class:
                          -----------------

                          Of the 15,742,553 shares outstanding as of August 10,2005 according to the issuer's quarterly report on Form 10-Q for the period ended July 2, 2005, MFC Global held .019%, IIA held 1.26% and JHA held .87%.

                      (c) Number of shares as to which the person has:
                          --------------------------------------------

                          (i)   sole power to vote or to direct the vote:

                                IIA and JHA each has sole power to vote or to direct the vote of the shares of the Common Stock beneficially owned by each of them. JHA has sole power to vote or to direct the vote of the shares of Common Stock deemed beneficially owned by it pursuant to an advisory agreement.

                          (ii)  shared power to vote or to direct the vote:

                                MFC Global has shared power to vote or to direct the voting of the shares it beneficially owns.

                          (iii) sole power to dispose or to direct the
                                disposition of:

                                IIA and JHA each has sole power to dispose or to direct the disposition of the shares of Common Stock beneficially owned by each of them. JHA has sole power to dispose or to direct the disposition of the shares of Common Stock deemed beneficially owned by it pursuant to an advisory agreement.

                          (iv) shared power to dispose or to direct the disposition of:

                                MFC Global has shared power to dispose or to direct the disposition of the shares it beneficially owns.

         Item 5       Ownership of Five Percent or Less of a Class:
                      ---------------------------------------------
                      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x]


         Item 6       Ownership of More than Five Percent on Behalf of Another
                      Person:
                      ----------------------------------------------------------
                      Not Applicable

         Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                      ----------------------------------------------------------
                      See Items 3 and 4 above.

         Item 8       Identification and Classification of Members of the Group:
                      ----------------------------------------------------------
                      Not applicable.

                               PAGE 7 OF 10 PAGES

         Item 9       Notice of Dissolution of a Group:
                      ---------------------------------
                      Not applicable.

         Item 10      Certification:
                      --------------
                      By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               PAGE 8 OF 10 PAGES

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                               Manulife Financial Corporation

                               By:      /s/ Christer V. Ahlvik
                                        ----------------------
                                        Name:  Christer V. Ahlvik
Dated:  November 10, 2005               Title: Vice President and
                                               Corporate Secretary


                               MFC Global Investment Management (U.S.A.) Limited

                               By:      /s/ Gordon Pansegrau
                                        --------------------
                                        Name:  Gordon Pansegrau
Dated:  November 10, 2005               Title: General Counsel, Secretary and
                                               Chief Compliance Officer


                               Independence Investments, LLC
                               By:      /s/ Patti Thompson
                                        ------------------
                                        Name:  Patti Thompson
Dated:  November 10, 2005               Title: Chief Compliance Officer


                               John Hancock Advisers, LLC
                               By:      /s/ Brian Langenfeld
                                        --------------------
                                        Name:  Brian Langenfeld
Dated:  November 10, 2005               Title: Assistant Vice President and
                                               Assistant Secretary


                               PAGE 9 OF 10 PAGES

EXHIBIT A
                             JOINT FILING AGREEMENT

     Manulife Financial Corporation, MFC Global Investment Management (U.S.A.) Limited, Independence Investments, LLC, and John Hancock Advisers, LLC agree that the Terminated Schedule 13G (Amendment No. 1) to which this Agreement is attached, relating to the Common Stock of Cache Inc. is filed on behalf of each of them.


                               Manulife Financial Corporation

                               By:      /s/ Christer V. Ahlvik
                                        ----------------------
                                        Name:  Christer V. Ahlvik
Dated:  November 10, 2005               Title: Vice President and
                                               Corporate Secretary


                               MFC Global Investment Management (U.S.A.) Limited

                               By:      /s/ Gordon Pansegrau
                                        --------------------
                                        Name:  Gordon Pansegrau
Dated:  November 10, 2005               Title: General Counsel, Secretary and
                                               Chief Compliance Officer


                               Independence Investments, LLC
                               By:      /s/ Patti Thompson
                                        ------------------
                                        Name:  Patti Thompson
Dated:  November 10, 2005               Title: Chief Compliance Officer


                               John Hancock Advisers, LLC
                               By:      /s/ Brian Langenfeld
                                        --------------------
                                        Name:  Brian Langenfeld
Dated:  November 10, 2005               Title: Assistant Vice President and
                                               Assistant Secretary


                               PAGE 10 OF 10 PAGES